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                                                             EXHIBIT (h)(2)


                    PLAN OF ACQUISITION OF SECURITIES DURING
                 THE EXISTENCE OF AN UNDERWRITING SYNDICATE OF
                             HEARTLAND GROUP, INC.


     WHEREAS, Heartland Group, Inc. (the "Fund") is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, the Fund intends to rely on the exemption set forth in Rule 10f-3 under the Act from the restrictions contained in Section l0(f) of the Act on the acquisition of certain securities;

     WHEREAS, the Board of Directors of the Fund has determined that there is a reasonable likelihood that adoption of this Plan will benefit the Fund and its shareholders; and

     WHEREAS, the Fund intends to employ Heartland Group, Inc. as the principal underwriter and distributor of the securities of the Fund;

     NOW THEREFORE, the Fund hereby adopts this Plan in accordance with Rule 10f-3 under the Act under the following terms and conditions;

     1. The Fund may purchase or otherwise acquire, during the existence of any underwriting or selling syndicate, any security (except a security of which the Fund is the issuer) a principal underwriter of which is an officer, director, member of advisory board, investment advisor, or employee of the Fund, or is a person of which any such officer, director, member of advisory board, investment advisor or employee is an affiliated person, if the securities to be purchased are (a) either registered under the Securities Act of 1933 in a public offering or are municipal securities as defined in Section 3(a)(29) of the Securities Exchange Act of 1934; (b) purchased at not more than the public offering price prior to the end of the first full business day after the first date on which the issue is offered to the public; and (c) offered pursuant to a firm commitment underwriting Agreement, and the commission, spread or profit, received or to be received by the principal underwriters is reasonable and fair compared to the commission, spread or profit received by other such persons in connection with the underwriting of similar securities being sold during a comparable period of time.

     2. With respect to any issues of securities other than municipal securities purchased pursuant to this Plan, the issuer of such securities to be purchased shall have been in continuous operation for not less than three years, including operations of any predecessors. With respect to any issue of municipal securities, (i) such issue shall have received an investment grade rating from at least one of the nationally recognized statistical rating organizations, or (ii) if the issuer of the municipal securities to be purchased, or the entity supplying the revenues from which the issue is to be paid, shall have been in continuous operation for less than three years , including the operation of any predecessors, the issue shall have received one of the three highest ratings from one such rating organization.
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     3.   The amount of securities of any class of such issue to be purchased by the Fund, or by two or more investment companies having the same investment advisor as the Fund, shall not exceed 4 percent of the principal amount of the offering of such class or $500,000 in principal amount, whichever is greater, but in no event greater than 10 percent of the principal amount of the offering.

     4. The consideration to be paid by the Fund in purchasing the securities being offered shall not exceed 3 percent of the total assets of the Fund.

     5. This Plan does not permit the Fund to purchase securities directly or indirectly from an officer, director, member of advisory board, investment advisor or employee of the Fund, or from a person of which any such officer, director, member of advisory board, investment advisor or employee is an affiliated person, unless the securities are purchased from a syndicate manager, and not from a specific underwriter, so long as that underwriter does not benefit directly or indirectly from the transaction, and with respect to the purchase of municipal securities, so long as such purchases are designated as group sales or otherwise allocated to the account of persons described above.

     6. The Fund shall report all transactions effected pursuant to this Plan on Form N-SAR.

     7. This Plan shall continue in effect unless modified or terminated by a majority of those directors of the Fund who are not "interested persons" of the Fund (as defined in the Act) voting in person at a meeting (or meetings) called for the purpose of voting on this Plan or such related agreements.

     8. The Fund's Advisor shall provide to the Fund's Board of Directors and the Board shall review, at least quarterly, a written report of the securities purchased and that such securities are purchased in compliance with the procedure set forth in this Plan. With respect to each transaction effected pursuant to this Plan the Directors shall review, and the Fund shall maintain, a written record setting forth from whom the securities were acquired, the identity of the underwriting syndicate's members, the terms of the transaction, and the information or materials upon which the Directors determined that the purchases made were effected in compliance with the procedures of this Plan. In determining compliance with the provision of Paragraph 1, above, the Board of Directors shall receive and review no less frequently than quarterly, a report of all transactions effected pursuant to these procedures during the preceding quarter and shall determine that the transactions were effected in compliance with such procedures. The information to be provided to and reviewed by the Board of Directors shall include a description of the security, the number of shares or units involved, whether the transaction was a purchase or sale, the unit cost, the price at which the transactions were effected, the total commissions paid, the commissions as a percentage of the transaction, the commissions per share, the exchange or market on which the transaction was effected, and the name of the broker effecting the transaction. The Board of Directors shall make a comparison

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of the remuneration paid to affiliated and unaffiliated brokers for comparable transactions by the Fund. In addition, the Board will consider statistical compilations of similar transactions. The Board shall determine whether all transactions effected pursuant to this Plan during the preceding quarter were effected in compliance with these procedures.

     9. This Plan may be terminated at any time by vote of a majority of the noninterested directors of the Fund.

     10. The Fund shall preserve copies of this Plan and any reports or other information or materials held or relied on to determine compliance with the procedures set forth in this Plan, for a period of not less than six years from the end of the fiscal year in which the transactions occurred, the first two years in an easily accessible place.

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